UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) November 14, 2013

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 14, 2013, Arthur J. Gallagher & Co., through its subsidiary, Friary Intermediate Limited (together, “Gallagher”), completed its previously disclosed acquisition of all of the outstanding ordinary shares of DMWSL 587 Limited (the “Acquisition”), which along with its subsidiaries constitute the Giles Insurance Broking Group (“Giles”). The Acquisition was completed under a Share Purchase Agreement entered into on September 4, 2013 (the “Agreement”) between Gallagher and DMWSL 586 Limited (the “Seller”). In connection with the Acquisition, Gallagher paid net cash consideration of £233.7 million (approximately $375.8 million), which amount includes £2.4 million (approximately $3.9 million) held back and placed into escrow as partial security for warranty obligations under the Agreement (the “Purchase Price”). Other than with respect to the Acquisition, there is no material relationship between Gallagher and the Seller. Gallagher funded the Purchase Price using a combination of cash on hand and $330 million drawn from the revolving credit facility portion of its unsecured multicurrency credit agreement (described in Item 2.03 of Gallagher’s Current Report on Form 8-K filed on September 20, 2013).

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Gallagher on September 6, 2013, and is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: November 14, 2013	/s/ Walter D. Bay
Walter D. Bay Vice President, General Counsel and Secretary